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                                                                     EXHIBIT 5.1

April 4, 2002

The Williams Companies, Inc.
One Williams Center
Tulsa, OK 74172

Ladies and Gentlemen:

You have requested me, as General Counsel of The Williams Companies, Inc., to render my opinion regarding certain matters in connection with the preparation and filing of the Registration Statement by The Williams Companies, Inc. (the "Company") on Form S-3 (as amended, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the contemplated issuance by the Company from time to time of up to $3,000,000,000 aggregate initial offering price of Debt Securities, Preferred Stock, Common Stock, Preferred Stock Purchase Rights, Purchase Contracts, Warrants and Units. The Debt Securities are to be issued as senior or subordinated indebtedness of the Company under a senior debt indenture or a subordinated debt indenture between the Company and Bank One Trust Company, N.A., as trustee (the "Indentures"). In addition, the Debt Securities, the Preferred Stock, the Stock Purchase Contracts, and the Units may be convertible into Common Stock of the Company. The Debt Securities, Preferred Stock, Common Stock, Preferred Stock Purchase Rights, Purchase Contracts, Warrants and Units are collectively referred to herein as the "Securities."

I am familiar with the Certificate of Incorporation and the By-laws, each as amended to date, of the Company and have examined the originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company, statutes, and other instruments and documents as the basis for the opinion expressed herein. Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that, (1) with respect to the Debt Securities, when the remaining terms are set by an officer of the Company pursuant to the authority granted such officer by the Board of Directors of the Company, the Indentures have been duly executed and delivered, and the Debt Securities have been duly issued in accordance with the provisions of the Indentures and duly paid for by the purchasers thereof, (2) with respect to the Preferred Stock, when the remaining terms are set by an officer of the Company pursuant to the authority granted such officer by the Board of Directors of the Company, and the Preferred Stock has been duly issued and delivered by the Company and duly paid for by the purchasers thereof, (3) with respect to the Common Stock, when duly issued and delivered by the Company and duly paid for by the purchasers thereof, (4) with respect to the Preferred Stock Purchase Rights, when the remaining terms are set by an officer of the Company pursuant to the authority granted such officer by the Board of Directors of the Company, and the Preferred Stock Purchase Rights have been duly issued and delivered by the Company and duly paid for by the purchasers thereof, (5) with respect to the Purchase Contracts, when the remaining terms are set by an officer of the Company pursuant to the authority granted such officer by the Board of Directors of the Company, and the Purchase Contracts have been duly issued and delivered by the Company and duly paid for by the purchasers thereof,
(6) with respect to the Warrants, when the Warrant Agreement to be entered into in connection with the issuance of any Warrants has been duly authorized,



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executed and delivered by the Warrant Agent and the Company, the remaining terms are set by an officer of the Company in accordance with the Warrant Agreement and the applicable underwriting or other agreement pursuant to the authority granted such officer by the Board of Directors of the Company, and the Warrants have been duly issued and delivered by the Company and duly paid for by the purchasers thereof, and (7) with respect to the Units, when the terms are set by an officer of the Company pursuant to the authority granted such officer by the Board of Directors of the Company, and the Units have been duly issued and delivered by the Company and duly paid for by the purchasers thereof, (a) the Debt Securities, Preferred Stock Purchase Rights, Purchase Contracts, Warrants, and Units will constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other laws relative to or affecting generally the enforcement of creditor's rights and by principles of equity, and (b) the Preferred Stock and the Common Stock will have been validly issued, fully paid, and non-assessable.

In connection with my opinions expressed above, I have assumed that, at or prior to the time of the delivery of any such Security, the Registration Statement has been declared effective, that the authorization of such Securities will not have been modified or rescinded and there will not have occurred any change in law affecting the validity or enforceability of such Security. I have also assumed that none of the terms of any Security to be established subsequent to the date hereof nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company. I am a member of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the undersigned appearing under the caption "Legal Matters" in the related Prospectus.

Very truly yours,

/s/ WILLIAM G. VON GLAHN

William G. von Glahn